EXHIBIT 21.1

ALTA MESA HOLDINGS, LP

Subsidiaries

Subsidiary		Jurisdiction of Formation
1.	Alabama Energy Resources, LLC	Texas
2.	Alta Mesa Acquisition Sub, LLC	Texas
3.	Alta Mesa Drilling, LLC	Texas
4.	Alta Mesa Eagle, LLC	Texas
5.	Alta Mesa Energy LLC	Texas
6.	Alta Mesa Finance Services Corp.	Delaware
7.	Alta Mesa GP, LLC	Texas
8.	Alta Mesa Services, LP	Texas
9.	AM Idaho LLC	Texas
10.	AM Michigan LLC	Texas
11.	AMH Energy New Mexico, LLC	Texas
12.	Aransas Resources, L.P.	Texas
13.	ARI Development, LLC	Delaware
14.	Brayton Management GP II, LLC	Texas
15.	Brayton Management GP, LLC	Texas
16.	Brayton Resources II, L.P.	Texas
17.	Brayton Resources, L.P.	Texas
18.	Buckeye Production Company, LP	Texas
19.	Cairn Energy USA, LLC	Delaware
20.	FBB Anadarko, LLC	Delaware
21.	Galveston Bay Resources, LP	Texas
22.	Hilltop Acquisition, LLC	Delaware
23.	LEADS Resources, L.L.C.	Texas
24.	Louisiana Exploration & Acquisition Partnership, LLC	Delaware
25.	Louisiana Exploration & Acquisitions, LP	Texas
26.	Louisiana Onshore Properties LLC	Delaware
27.	Navasota Resources, Ltd., LLP	Texas
28.	New Exploration Technologies Company, L.L.C.	Texas
29.	Nueces Resources, LP	Texas
30.	Oklahoma Energy Acquisitions, LP	Texas
31.	Orion Operating Company, LP	Texas
32.	Petro Acquisitions, LP	Texas
33.	Petro Operating Company, LP	Texas
34.	Sundance Acquisition, LLC	Texas
35.	TEA Energy Services, LLC	Texas
36.	TE TMR, LLC	Texas
37.	Texas Energy Acquisitions, LP	Texas
38.	The Meridian Production, LLC	Texas
39.	The Meridian Resource & Exploration LLC	Delaware
40.	The Meridian Resource, LLC	Delaware
41.	TMR Drilling, LLC	Texas
42.	TMR Equipment, LLC	Texas
43.	Virginia Oil and Gas, LLC	Delaware